CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-CHAM MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

May 1, 2021

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-CHAM Series (the “VV-CHAM Series”) and the creation of the VV-CHAM Interests (the “VV-CHAM Interests” or the “Interests”), was adopted by the VinVestor, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in May 2021 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-CHAM Series and the creation of the VV-CHAM Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-CHAM Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-CHAM Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-CHAM Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-CHAM Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-CHAM Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-CHAM Interests

AUTHORIZED SHARES:	Minimum: 1,460 / Maximum: 1,692 Interests

SERIES ASSETS:	Champagne Collection
	Wine	Vintage	Bottles	Notes
	Dom Perignon	2008	24 x 750ml	Original Packaging
	Dom Perignon	2006	24 x 750ml	Original Packaging
	Krug	2006	60 x 750ml	Original Packaging
	Krug	2004	60 x 750ml	Original Packaging
	Pol Roger Winston Churchill	2008	24 x 750ml	Original Packaging
	Pol Roger Winston Churchill	2006	24 x 750ml	Original Packaging
	Louis Roederer Cristal	2004	24 x 750ml	Original Packaging
	Louis Roederer Cristal	2002	24 x 750ml	Original Packaging

VOTING POWERS:	No Voting Powers.

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-CHAM to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:	Nicholas King
NAME: Nick King
TITLE: Managing Member